Exhibit 32.2

CERTIFICATE

As required by 18 U.S.C. 1350, the undersigned certifies that this Report on Form 10-Q fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and that the information contained in the Report on Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the issuer.

/s/ Brian W. Wingard
Brian W. Wingard
Interim Treasurer
(Principal Financial Officer)

Dated: November 9, 2011